EOD
06/25/2009
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE EASTERN DISTRICT OF TEXAS
SHERMAN DIVISION

IN RE:	§
§
ENERGYTEC, INC., et al.	§	CASE NO. 09-41477
§
Debtors.	§	JOINTLY ADMINISTERED
	§	(Chapter 11)

FINAL ORDER AUTHORIZING THE DEBTORS TO
ENTER INTO POSTPETITION FINANCING
AGREEMENT AND OBTAIN POSTPETITION FINANCING
[Relates to Docket Nos. 8 and 19]

Having considered the Debtors  Emergency Motion for Interim Order Authorizing the Debtors to Enter into Postpetition Financing Agreement and Obtain Postpetition Financing (the "Motion")1; the Declaration of Dorothea Krempein in Support of Voluntary Petitions, First Day Motions, Designation as Complex Bankruptcy Case, and the evidence and arguments presented at the Interim Hearing and Final Hearing, the Court finds that: (a) jurisdiction over the matters in the Motion is proper pursuant to 28 U.S.C. §§1334 and 157; (b) venue is proper in this Court pursuant to 28 U.S.C. §§1408 and 1409; (c) proper and adequate notice of the Motion has been provided and no further notice is needed; (d) the relief sought in the Motion is in the best interests of the Debtors  estates, their creditors and all parties-in-interest; and (e) good and sufficient cause exists for granting the relief requested in the Motion. Further, IT IS HEREBY FOUND THAT:

A. On May 13, 2009 (the "Petition Date"), Energytec, Inc. ("Energytec") and Comanche Well Service Corporation ("Comanche"), debtors and debtors-in-possession (collectively, the "Debtors") commenced these cases (the "Case") by filing voluntary petitions under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code").

______________
1 All capitalized terms not defined herein shall have the meaning ascribed in the Motion.

FINAL ORDER AUTHORIZING THE DEBTORS AND ENTER INTO POSTPETITION
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B. The Debtors are unable to obtain any unsecured credit allowable under section 503(b)(1) of the Bankruptcy Code as an administrative expense, or to obtain secured credit, allowable under sections 364(c)(2), 364(c)(3), and 364(d) of the Bankruptcy Code, except under the terms and conditions provided in this Order.

C. The Debtors are unable to obtain credit for borrowed money without granting liens on various of the Debtors' assets pursuant to sections 364(c)(2), 364(c)(3) and 364(d) of the Bankruptcy Code, as provided by this Order.

D. The relief requested in the Motion is necessary, essential, and appropriate for the continued operation of their business.

E. Red River Resources, Inc. ("Red River" or the "DIP Lender") has agreed to lend up to $1,500,000 to the Debtors (the "DIP Loan") secured by the Collateral (as defined in the DIP Loan Agreement2) pursuant to a loan agreement (the "DIP Loan Agreement") and subject to the following conditions:

1.	interest rate shall be ten (10%) percent per annum and after an Event of Default (as defined below) twelve percent (12%) per annum;

2.	payment on the DIP Loan shall be due in full on the earliest to occur of (i) sale of the Collateral; (ii) March 31, 2010; or (iii) on the occurrence of an Event of Default defined in this Order.

F. Allowing the Debtors to enter into the DIP Loan with Red River is in the best interest of these chapter 11 estates (collectively, the "Estate").

G. The terms and conditions of the DIP Loan, including those that provide for the payment of interest to Red River at the times and in the manner provided under the DIP Loan,

______________
2 The definition of Collateral set forth in the DIP Loan Agreement is the subject of, and/or may be affected by, various pending and presently stayed prepetition litigation involving the Debtors.  The provisions of this Order shall not prejudice the rights of the parties (including the Debtors ) to such litigation, and shall not bear on the ultimate determination, through such litigation or other proceedings, of what property constitutes the Debtors  Collateral.

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are fair and reasonable, and are believed by the Debtors to be the best available under the circumstances.

H. The terms of this Order were negotiated in good faith and at arm's length between the Debtors, on the one hand, and Red River, on the other hand. The loan advances to be made under the DIP Loan will be extended in good faith, in consequence of which Red River is entitled to the protection and benefits of section 364(e) of the Bankruptcy Code.

I. The Debtors  counsel has certified that a copy of the Motion and notice of the initial preliminary hearing (the "Interim Hearing") on the Motion have been served either by the Court's Electronic Filing System ("ECF"), electronic mail, telecopy transmission, hand delivery, overnight courier or first class United States mail upon the Office of the United States Trustee (the "U.S. Trustee"), Red River and all creditors known to have any liens against the Debtors  assets.

J. On May 14, 2009, this Court held the Interim Hearing and on June 9, 2009 entered an interim order (the "Interim Order") that, among other things, (1) authorized the Debtors, on an interim basis, to borrow from Red River pursuant to the DIP Loan, (2) granted the adequate protection described in the Interim Order, and (3) scheduled a final hearing (the "Final Hearing") to consider entry of a final order authorizing the balance of the DIP Loan, as set forth in the Motion and the related DIP documents.

K. Due and appropriate Notice of the Motion, the final relief requested therein, the Final Hearing, as well as on the Interim Order, having been served by the Debtors.

L. Good cause has been shown for the entry of this Order and authorization for the Debtors to obtain loans and other credit from Red River pursuant to the DIP Loan Agreement, attached as Exhibit A to the Motion pursuant to Bankruptcy Rule 4001(c)(2). The Debtors  need

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for financing of the type afforded by the DIP Loan Agreement is immediate and critical. Entry of this Order will enable the Debtors to preserve the assets of these bankruptcy estates, will increase the possibility of a successful sale of the Collateral and is in the best interests of the creditors of the estates. The terms of the financing authorized hereby appear fair and reasonable, reflect the Debtors  exercise of prudent business judgment and are supported by reasonably equivalent value and fair consideration.

ORDER

NOW THEREFORE, on the Debtors  Motion and the record before this Court at the Interim Hearing and Final Hearing, and good cause appearing, it is hereby ORDERED:

Approval of the DIP Loan Agreement and Authorization as to Borrowing and
Granting of Liens, Security Interests, and Administrative Priority Claim

1. Subject to the other terms and conditions of this Order, the terms and the conditions of the DIP Loan Agreement are hereby GRANTED, as listed below. Any objections to the Motion that have not been named, withdrawn, or settled, and all reservations of rights included therein are hereby DENIED and OVERRULED.

a.	Amount of Facility. $1,500,000 superpriority loan as specified in the DIP Loan Agreement.

b.
Use of Financing. The DIP Loan will be used (i) to fund continuing operating expenses of the Debtors' incurred in ordinary course of business as set forth in the budget attached as Exhibit B to the Motion (the "Budget"); and (ii) to pay other costs and expenses of the administration of the Debtors  bankruptcy cases; (iii) for working capital; and (iv) other general corporate purposes not in contravention of law or the DIP Loan Agreement, including certain payments of prepetition claims as may be approved by this court and consistent with the Budget.

c.	Availability. The Debtors will have up to $1,500,000 after entry of this Final Order authorizing the DIP Loan.

d.	Fees. The Debtors will pay a commitment fee of $15,000 upon the first advance of the DIP Loan. Interest shall accrue at the rate of ten (10) percent

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per annum and be payable monthly. After an Event of Default interest shall accrue at the rate of twelve percent (12%) per annum.

e.
Event of Default. The DIP Loan Agreement describes a number of customary Events of Default, including but not limited to payment default, violation of covenant, breach of representations or warranties, judgments, ERISA, labor and environmental.

f.	Term. The DIP Loan matures on the 31st day of March, 2010 (the "Maturity Date").

g.
Security. All advances under the DIP Loan Agreement shall be secured by a first priority lien in all assets of the Debtors, including, but not limited to, the oil and gas interests of the Debtor, Energytec, Inc., and all personal property of Debtor Comanche Well Service Corporation.

2. Red River shall have no obligation or responsibility to monitor the Debtors  use of the DIP Loan and may rely on the Debtors  representations that the DIP Loan is used in accordance with the terms of this Order and the Budget.

3. The Debtors are hereby authorized and directed to do and perform all acts and to make, execute, and deliver all instruments and documents which Red River may request to evidence the Debtors  obligations and the Liens (defined herein) as provided herein (the "DIP Loan Documents") and the perfection of such Liens.

4. As security for the Debtors  obligations arising under this Order (collectively, the "Obligations"), and subject to the Carve Out (as defined below), Red River shall have and is hereby granted (effective as of the Petition Date) security interests and liens (collectively, the "Liens" or "Lien") in the following properties of the Debtors with the following priorities:

a.
pursuant to Bankruptcy Code section 364(c)(2) first-priority, perfected, valid, and enforceable Liens upon all real and personal property of Debtors owned as of the Petition Date or created or acquired at any time after the Petition Date, including, without limitation, all Property and all proceeds generated by the Property, all of Debtors  oil and gas properties, pipelines, accounts, inventory, equipment, general intangibles (including all claims and counter- claims in any present and future litigation involving the Debtors other than avoidance actions under chapter 5 of the Bankruptcy Code and 25% of any net recovery from all claims against the Debtors  officers and directors),

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investment property, documents, instruments, chattel paper, deposit accounts, books and records of Debtors and all cash and non-cash proceeds of the foregoing items (other than causes of action arising under chapter 5 of the Bankruptcy Code) (the "Collateral"); and

b.
pursuant to Bankruptcy Code section 364(c)(3), perfected, valid and enforceable Liens upon the Collateral, which Liens shall be senior and prior to all other (if any) liens, security interests and claims, except all other valid, duly perfected, enforceable and unavoidable Liens of record on any of the Debtors  assets existing on the Petition Date that under applicable law are prior to and have not been subordinated in favor of the Liens held by Red River.

5. The automatic stay imposed under Bankruptcy Code § 362(a)(4) is hereby modified as necessary to permit the Debtors to grant the aforesaid Liens and to perform the Debtors  obligations to Red River under the DIP Loan Agreement and to permit Red River to exercise all of its rights and remedies under the DIP Loan Documents (except as expressly restricted herein).

6. The Debtors are hereby authorized to execute and deliver each of the DIP Loan Documents, such execution and delivery to be conclusive of their respective authority to act on behalf of the Estate.

7. This Order shall be sufficient and conclusive evidence of the validity, perfection, and priority of Red River's Liens upon the Collateral to secure all Obligations without the necessity of filing or recording any deed of trust, financing statement or other instrument or document that may otherwise be required under the law of any jurisdiction or the taking of any other action to validate or perfect Red River's Liens in and to any of the Collateral or to entitle Red River to the priorities granted herein, provided that the Debtors may execute, if required, and Red River may file or record a deed of trust, financing statement or other instruments or provide notice to evidence and to perfect the Liens authorized hereby, provided further that no

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such filing or recordation or notification shall be necessary or required to create or perfect any such Lien.

8. Red River may file a copy of this Order as a financing statement with any recording officer designated to file financing statements or with any registry of deeds or similar office in any jurisdiction in which the Debtor has real or personal property.

9. This Order shall constitute and evidence the valid and binding obligations of the Debtors, which obligations shall be enforceable against the Debtors in accordance with their terms.

10. Subject to the Carve Out, the Obligations created under this Order shall also be an allowed administrative expense claim (the "Senior Super Priority Claim") with priority under Bankruptcy Code section 364(c)(1) and otherwise over all administrative expense claims and unsecured claims against the Debtors, now existing or hereafter arising, of any kind or nature whatsoever other than fees owing to the Office of the United States Trustee and the Clerk of the Bankruptcy Court, including, without limitation, administrative expenses of the kinds specified in or ordered pursuant to Bankruptcy Code sections 326, 330, 331, 503(a), 503(b), 506(c), 507(a), 507(b), and 546(c).

11. Subject to the Carve Out, no costs or expenses of administration incurred in this Case are, or will be, prior to or on a parity with the Obligations arising under the DIP Loan Agreement, or with any other claims of Red River arising hereunder.

12. Unless Red River has provided its prior written consent, no order shall be entered in this case, or in any successor case, that authorizes the obtaining of credit or the incurring of indebtedness that is secured by a security, mortgage, or collateral interest or other Lien on all or any portion of the Collateral that is equal or senior to the liens and security interests held by Red

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River; provided that nothing herein shall prevent the entry of an order that specifically provides that, as a condition to the granting of the benefits described above, all the Obligations must be indefeasibly paid to Red River in full and in cash or cash equivalents.

13. All Obligations shall be due and payable upon the Maturity Date.  Unless and until the Obligations are paid in full, the protections afforded to Red River under this Order and any actions taken pursuant thereto shall survive any order that may hereafter be entered, and the Liens provided herein shall continue to be valid and enforceable in this case and in any such successor case, and such Liens shall maintain their priority as provided by this Order until the Obligations have been satisfied in full.

14. The time and manner of payment of the Obligations pursuant to the terms of this Order, the Liens in and to the Collateral and the Super priority Claim shall not be altered or impaired by any other order that may hereafter be entered.

Events of Default

The following shall constitute an event of default under this Order and the DIP Loan Agreement provided herein (hereinafter, an "Event of Default"):

a.	The Debtors shall fail to pay any principal of or interest or any fee on any DIP Loan when and as the same shall become due and payable;

b.
any representation or warranty made or deemed made by or on behalf of any Debtor in or in connection with any DIP Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any DIP Loan Document, shall have been incorrect or misleading in any material respect when made or deemed made;

c.	any Debtor shall fail to observe or perform or shall violate any covenant, condition or agreement contained in the DIP Loan Documents or in any orders relating to the DIP Loan;

d.
an order shall be entered by the Court confirming a plan of reorganization in the Case which does not (i) contain a provision for payment in full in cash of all Obligations of Debtors under the DIP Loan Documents on or before the effective date of such plan or plans upon entry thereof and (ii) provide for the

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continuation of the Liens granted to Red River and the priorities thereof until the earlier of (A) such plan effective date, and (B) the date the Obligations are paid in full in cash;

e.	an order shall be entered by the Court dismissing the Case which does not contain a provision for payment in full in cash of all Obligations of Debtors under the DIP Loan Documents upon entry thereof;

f.
an order with respect to the Case shall be entered by the Court without the express prior written consent of Red River, (i) to revoke, reverse, stay, modify, supplement or amend the Interim Order or Final Order, (ii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to any Debtor equal or superior to the priority of Red River in respect of the Obligations, except for the Carve-Out, or (iii) to grant or permit the grant of a Lien on the Collateral which does not (i) contain a provision for payment in full in cash of all Obligations of Debtors under the DIP Loan Documents on or before the date such Lien becomes effective and (ii) provide for the continuation of the Liens and security interests granted to Red River and the priorities thereof until the Obligations are paid in full in cash;

g.
an order shall be entered by the Court authorizing the rejection or assumption of any oil and gas lease, operating agreement, oil and gas sale, gathering, processing, treating or transportation contract (that was not consented to by Red River) under Section 365(a) of the Bankruptcy Code;

h.
an order shall be entered by any court that is not stayed pending appeal granting relief from the automatic stay to any creditor of any Debtor with respect to a claim or property having a value of at least $100,000;

i.
(i) any Debtor shall attempt to invalidate, reduce or otherwise impair the Liens of Red River, the claims or rights of Red River or to subject any Collateral to assessment pursuant to Section 506(c) of the Bankruptcy Code, (ii) any Lien created by any DIP Loan Document or any order of the Court shall, for any reason, fail or cease to create a valid and perfected Lien of the requisite priority in favor of Red River on any Collateral purported to be covered thereby, or (iii) any action is commenced by any Debtor which contests the validity, perfection or enforceability of any of the Liens of Red River created by under any DIP Loan Document order of the Court;

j.
the determination of any Debtor to suspend the operation of its business in the ordinary course, liquidate all or substantially all of its assets, or employ an agent or other third party to conduct any sales of all or substantially all of its assets, or the filing of a motion or other application by a Debtor seeking authority to do any of the foregoing, or the filing of a motion or other application by a person other than a Debtor, seeking authority to do any of the foregoing, and such motion or application is not contested by Debtors in good

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faith or the relief requested by such person is granted in an order that is not stayed pending appeal;

k.
any provision of any DIP Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Debtor intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Debtor or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Debtor shall deny in writing that it has any liability or obligation purported to be created under any DIP Loan Document;

l.
an involuntary proceeding shall be commenced or an involuntary petition shall be filed by any subsidiary of the Debtors seeking (i) liquidation, reorganization or other relief or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for it or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall be entered;

m.
any subsidiary of the Debtors shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in the preceding clause (i), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for it or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

n.	any subsidiary of the Debtors shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

o.
one or more judgments for the payment of money in an aggregate amount exceeding any insurance (to the extent covered by insurance and the insurer has not denied coverage) by $100,000 (or the equivalent thereof in foreign currency) shall be rendered against any Debtor and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of such Debtor to enforce any such judgment;

p.	failure of the Court to enter the Interim Order on or before 10 days after the Petition Date;

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q.	failure of the Court to enter the Final Order on or before 30 days after the Petition Date;

r.	failure of Debtors to file or cause to be filed a Plan of Reorganization within one hundred twenty days of the Petition Date;

s.	failure of Debtors to have the exclusive right to file a plan in the Case;

t.	reversal, vacation or stay of the effectiveness of either the Interim Order or the Final Order; and

u.	failure of Liens or super-priority claims granted with respect to the DIP Loan to be valid, perfected and enforceable in all respects.

15. then, and in every such event (other than an event described in clause (p) or (q) of this Article), and at any time thereafter during the continuance of such event, and upon the occurrence of any Bankruptcy Event, Lender may upon three (3) Business Days' notice to the Administrative Borrower and counsel for the Administrative Borrower, take any or all of the following actions, at the same or different times: (i) immediately terminate its obligation to fund Advances hereunder, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of Loan Parties accrued hereunder, shall become due and payable immediately, without further order of, or application to, the Bankruptcy Court, presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by Loan Parties; provided that in case of any event described in clause (p) or (q) of this Article, Lender s obligation to make Advances shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of Loan Parties accrued hereunder, shall automatically become due and payable, without

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presentment, demand, protest or other notice of any kind, all of which are hereby waived by Loan Parties.

Remedies Upon a Post-Petition Event of Default

16. Any automatic stay otherwise applicable to Red River is hereby modified so that upon the occurrence of an Event of Default and at any time thereafter, without further order of this Court, upon three (3) business days prior written notice of such Event of Default given to the Debtors and the Debtors  counsel, Red River may (a) declare the principal of and accrued interest, fees and other liabilities constituting the Obligations to be due and payable, and (b) may otherwise exercise all of its respective rights and remedies under the DIP Loan and this order.

17. After an Event of Default and the expiration of the notice period provided above, the Debtors shall have no right to use the proceeds advanced under the DIP Loan Agreement other than towards the satisfaction of the Obligations. Subject to the Carve Out, in no event shall the Debtors be authorized to use any proceeds of the DIP Loan to pay any cost or expenses of administration in this case after the occurrence of an Event of Default and the notice period provided in this Order until such time as all of the Obligations are paid and satisfied in full.

Taxing Authorities

18. Nothing in this Order will be construed to grant liens or claims that prime the liens securing ad valorem property taxes and or the ad valorem tax authorities  claims nunc pro tunc to the Petition Date to the extent that ad valorem taxing authorities hold valid and perfected liens.

Notice of Default

19. The provisions of paragraphs 22 and 23 do not apply to and are not binding on ad valorem tax authorities. Red River shall provide three (3) business days written notice to counsel for the ad valorem tax authorities and the U.S. Trustee before exercising all rights and remedies

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provided under the DIP Loan and in this Order. To the extent that the automatic stay terminates as to Red River, then the automatic stay shall terminate as the ad valorem tax authorities.

Carve Out

20. As used herein, the term  Carve-Out  shall mean (i) quarterly fees required to be paid pursuant to 28 U.S.C. § 1930(a)(6) to the to the U.S. Trustee and any fees payable to the Clerk of the Bankruptcy Court (the "Statutory Fees"); and (ii) the fees and expenses of the professionals (the  Professional Fees ) engaged by the Debtors or the official committee of unsecured creditors (the  Committee ). The total amount of the Carve-Out shall not exceed $250,000.00; (with the fees of the Committee s counsel restricted to $25,000.00) ..

21. The Carve-Out may not be used in connection with (a) preventing, hindering, or delaying the DIP Lenders  enforcement or realization upon the Collateral once an Event of Default has occurred; (b) selling or otherwise disposing of the Collateral without the DIP Lender s consent; (c) using or seeking to use any insurance proceeds constituting Collateral without the DIP Lender s consent; (d) incurring additional loans or other indebtedness unless expressly permitted by the DIP Lender; (e) objecting or challenging in any way claims, liens, the Collateral held by or on behalf of the DIP Lender; (f) asserting, commencing or prosecuting any claims or causes of action, including without limitation, any actions under chapter 5 of the Bankruptcy Code, against the DIP Lender or any of its affiliates, agents, attorneys, advisors, professionals, advisors, officers, directors, and employees; (g) prosecuting an objection to, or contesting in any matter or raising any defenses to, the validity, extent, amount, perfection, priority, or enforceability of the DIP Obligations, the DIP Liens, or any other rights or interest of the DIP Lender; or (h) taking any action that results in the occurrence of an Event of Default.

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Miscellaneous Provisions

22. Consistent with Bankruptcy Code § 364(e), if any or all of the provisions of this Order are hereafter modified, vacated or stayed: such stay, modification or vacation shall not affect the validity of any obligation incurred pursuant to this Order where such obligation was incurred before the effective date of such stay, modification or vacation, nor shall such stay, modification or vacation affect the validity, enforceability or priority of any Lien securing such obligation; any obligation incurred by the Debtors to Red River under this Order before the effective date of such stay, modification or vacation shall be governed in all respects by the original provisions of this Order, and Red River shall be entitled to all the rights, remedies, privileges and benefits, including the Liens and priorities granted herein with respect to any such obligation; and the indebtedness resulting from the DIP Loan made before the effective date of any stay, modification or vacation of this Order cannot (i) be subordinated; (ii) lose its priority lien or super-priority administrative expense claim status; or (iii) be deprived of the benefit of the status of the liens, security interests and claims granted under this Order as a result of any subsequent order.

23. All the payments made to Red River, and the Liens and the Senior Super Priority Claim granted to Red River under this Order, and the priority thereto shall be binding on the Debtors, any successor trustee for the Estate, and all creditors of the Estate, as provided in Bankruptcy Code section 364(e).

24. Nothing herein shall be deemed to be a waiver by Red River of its rights to request additional or further protection of its interests in any of the Debtors  property, to move for relief from the automatic stay, to seek the dismissal of the case, to exercise its right to credit bid at any sale of the collateral, or to request any other relief in this Case, nor shall anything herein or in any of the DIP Loan Documents constitute an admission by Red River of the

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quantity, quality or value of any Collateral securing the Obligations. Red River shall be deemed to have reserved all rights to assert entitlement to the protections and benefits of Bankruptcy Code § 507(b) in connection with any use, sale or other disposition of any of the Collateral, to the extent that the protection afforded by this Order to Red River's interests in any Collateral proves to be inadequate.

25. In no event shall the Debtors be authorized to offset any amount due or allegedly due or owing by Red River to the Debtor against any of the Obligations without Red River's express written consent.

26. The Debtors shall permit representatives, agents and/or employees of Red River to have reasonable access to the premises and records during normal business hours (without unreasonable interference with business or financial Signed on and shall cooperate and consult with, and provide to such persons all such non-privileged information as they may reasonably request.

Signed on 06/25/2009
AGREED:
/s/ ROBERT C. McGUIRE SR
	THOMPSON & KNIGHT, LLP	ROBERT C. McGUIRE
	Three Allen Center	UNITED STATES BANKRUPTCY JUDGE
333 Clay Street
Suite 3300
Houston, Texas 77002
(713) 654-8111 (telephone)
(713) 654-1871 (facsimile

By:	/s/ Demetra L. Liggins
Randy W. Williams
State Bar No. 21566850
Demetra L. Liggins
State Bar No. 24026844

PROPOSED COUNSEL FOR DEBTORS
AND DEBTORS-IN-POSSESSION

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DOERNER, SAUNDERS, DANIEL & ANDERSON, L.L.P.
320 South Boston Ave.
Suite 500
Tulsa, Oklahoma 74103-3725
(918) 582-1211(telephone)
(918) 591-5360 (facsimile)

By:	/s/ Gary M. McDonald
Gary M. McDonald Lawrence T. Chambers, Jr.

COUNSEL FOR RED RIVER RESOURCES, INC.

LINEBARGER, GOGGAN, BLAIR & SAMPSON, LLP
2323 Bryan St., Ste 1600
Dallas, TX 75201
Fax: (469) 221-5002
Telephone: (469) 221-5125
Facsimile:: (214) 880-0089

By:	/s/ Laurie Spindler Huffman
Laurie Spindler Huffman

COUNSEL FOR TAXING AUTHORITIES

OFFICE OF UNITED STATES TRUSTEE
Bank of America Building
110 North College Avenue, Room 300
Tyler, Texas 75702
Telephone: (903) 590-1450

By:	/s/ Timothy O Neal
Timothy O Neal

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